Exhibit 5.2

December 20, 2021

NexPoint Real Estate Finance, Inc.

300 Crescent Court, Suite 700

Dallas, Texas 75201

Re:	$60,000,000 of 5.75% Senior Notes due 2026 of NexPoint Real Estate Finance, Inc.

Ladies and Gentlemen:

We have acted as counsel to NexPoint Real Estate Finance, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the registration statement on Form S-3 (File No. 333-251854) (the “Registration Statement”) which was declared effective by the Securities and Exchange Commission (the “Commission”) on March 31, 2021, (ii) the prospectus dated March 31, 2021 forming a part of the Registration Statement, together with the documents incorporated therein by reference (the “Base Prospectus”), (iii) the preliminary prospectus supplement in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on December 16, 2021 and (iv) the final prospectus supplement dated December 16, 2021 in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on December 17, 2021 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) in connection with the Company’s offering of $60 million aggregate principal amount of 5.75% Senior Notes due 2026 (the “Additional Notes”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth below, we have examined and relied upon such certificates, corporate records, agreements, instruments and other documents that we considered necessary or appropriate as a basis for the opinion, including the Registration Statement, the Prospectus and the forms of the documents referred to in the Prospectus. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, assuming the Company is validly existing, has the power to create the Additional Notes and has taken the required steps to authorize entering into the Additional Notes under the laws of the jurisdiction of its organization, the Additional Notes constitute legal, valid and binding obligations of the Company enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and equitable principles that may limit the right to specific enforcement of remedies.

The foregoing opinion is limited to the laws of the State of New York. We express no opinion with respect to any other laws, statutes, regulations or ordinances.

In rendering this opinion, we have assumed, without independent investigation, the correctness of, and take no responsibility for, the opinion dated December 20, 2021 of Ballard Spahr LLP, Maryland counsel to the Company, a copy of which shall be filed with the Company’s Current Report on Form 8-K dated the date hereof as Exhibit 5.1 thereto, as to all matters of law covered therein relating to the laws of Maryland.

We hereby consent to the filing of this opinion as Exhibit 5.2 to this Current Report on Form 8-K and to the references to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP